                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)

                               NationsRent, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   638588 10 3
                                   -----------
                                 (CUSIP Number)

                          Stephen K. Roddenberry, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                              Miami, Florida 33131
                             Tel. No. (305) 374-5600

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                August 31, 1999
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]






                         (Continued on following pages)

                                  SCHEDULE 13D


CUSIP NO. 638588 10 3                                PAGE 2 OF 25
----------------------------                         ---------------------------

            NAME OF REPORTING PERSONS
    1 SOCIAL SECURITY NO. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Kirk Holdings Limited Partnership, a Nevada limited partnership
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
    2
                                                                          (b)[ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Nevada
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        12,000,000
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           12,000,000
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,000,000
--------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            21.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 638588 10 3                                PAGE 3 OF 25
----------------------------                         ---------------------------

            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Kirk Holdings, Inc., a Nevada corporation
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]

    2
                                                                          (b)[ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Nevada
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        12,000,000
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           12,000,000
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,000,000
--------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            21.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 638588 10 3                                PAGE 4 OF 25
----------------------------                         ---------------------------

            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            James L. Kirk
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
    2
                                                                          (b)[ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            PF
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States of America
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        12,062,600
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           12,062,600
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,062,600
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            21.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            IN
--------------------------------------------------------------------------------

CUSIP NO. 638588 10 3                   13D            PAGE 5 OF 25
         ---------------------                      --------------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Family Investments, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                      (b)  [ ]
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*
          00
          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 7(d) OR 7(e)
                                                                           [ ]
          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
          NUMBER OF            12,000,000
           SHARES      --------------------------------------------------------
         BENEFICIALLY  (8)     SHARED VOTING POWER
          OWNED BY             -0-
            EACH       --------------------------------------------------------
          REPORTING    (9)     SOLE DISPOSITIVE POWER
         PERSON WITH           12,000,000
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,000,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          [ ]


          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          21.3%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 638588 10 3                   13D            PAGE 6 OF 25
         ---------------------                      ----------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Wayne Huizenga, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*
                 00
          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)
                                                                          [ ]
          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
          NUMBER OF            12,000,000
           SHARES      --------------------------------------------------------
         BENEFICIALLY  (8)     SHARED VOTING POWER
          OWNED BY             -0-
            EACH       --------------------------------------------------------
          REPORTING    (9)     SOLE DISPOSITIVE POWER
         PERSON WITH           12,000,000
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,000,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                          [ ]


          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          21.3%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 638588 10 3                   13D             PAGE 7 OF 25
----------------------------                         ---------------------------


            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Huizenga Investments Limited Partnership
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2
                                                                        (b) [ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            00
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Nevada
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        1,692,047
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           1,692,047
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,692,047
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                         [ ]


--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            CO
--------------------------------------------------------------------------------

CUSIP NO. 638588 10 3                  13D           PAGE 8 OF 25
----------------------------                      ---------------------------


            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Huizenga Investments, Inc.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2
                                                                        (b) [ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            00
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Nevada
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        1,692,047
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           1,692,047
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,692,047
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                          [ ]


--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            CO
--------------------------------------------------------------------------------

CUSIP NO. 638588 10 3                   13D             PAGE 9 OF 25
----------------------------                         ---------------------------


            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            H. Wayne Huizenga
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2
                                                                        (b) [ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            00
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States of America
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        1,692,047
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           1,692,047
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,692,047
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                          [ ]


--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 638588 10 3                                PAGE 10 OF 25
----------------------------                         ---------------------------

            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            The 1997 Ray L. and Ellen M. O'Neal
            Irrevocable Trust for Don R. O'Neal
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]

    2
                                                                          (b)[ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States of America
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        1,966,000
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           1,966,000
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,966,000
--------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.5%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 638588 10 3                                PAGE 11 OF 25
----------------------------                         ---------------------------

            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Don R. O'Neal
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]

    2
                                                                          (b)[ ]
--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5       PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States of America
--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                    7
          NUMBER OF                        4,024,302 (1)
            SHARES                  --------------------------------------------
         BENEFICIALLY                      SHARED VOTING POWER
           OWNED BY                 8
             EACH                          -0-
          REPORTING                 --------------------------------------------
            PERSON                         SOLE DISPOSITIVE POWER
             WITH                   9
                                           4,024,302
                                    --------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                    10
                                           -0-
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,024,302
--------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    14
            IN
--------------------------------------------------------------------------------

    (1) Includes 621,392 shares of Common Stock owned by Mr. O'Neal's spouse, as to which Mr. O'Neal disclaims beneficial ownership.

                  This Amendment No. 4 to Schedule 13D ("Amendment No. 4") amends the Amendment No. 3 to Schedule 13D filed on July 30, 1999 ("Amendment No. 3") by and on behalf of Kirk Holdings Limited Partnership, a Nevada limited partnership ("KHLP"), Kirk Holdings Inc., a Nevada corporation ("KHI") and James
L. Kirk (collectively, the "Kirk Reporting Persons"); H. Family Investments, Inc., a Florida corporation ("HFI"), and H. Wayne Huizenga, Jr. (collectively, the "HFI Reporting Persons"); Huizenga Investments Limited Partnership, a Nevada limited partnership ("HILP"), Huizenga Investments, Inc., a Nevada corporation ("HII") and H. Wayne Huizenga (collectively, the "Huizenga Reporting Persons"); and Don R. O'Neal and the 1997 Ray L. and Ellen M. O'Neal Irrevocable Trust for Don R. O'Neal (the "O'Neal Trust") (collectively, "O'Neal Reporting Persons") with respect to their ownership of NationsRent, Inc. (the "Company" or "Issuer") common stock, par value $.01 per shares (the "Common Stock"). The Kirk Reporting Persons, the HFI Reporting Persons, the Huizenga Reporting Persons and the O'Neal Reporting Persons are sometimes collectively hereinafter referred to as the "Reporting Persons." As indicated in Item 3 of Amendment No. 3, the Reporting Persons had formed a group (the "13D Group") for the purposes of the filing requirements of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). This Amendment No. 4 terminates the 13D Group for group filing purposes under the Exchange Act. Defined terms used herein that are not otherwise defined have the same meaning as used in Amendment No. 3.

ITEM 4.           PURPOSE OF TRANSACTION.

Item 4 is hereby amended as follows:


                  In accordance with the Voting Agreements, the Reporting Persons voted in favor of the sale of Preferred Stock to the Purchasers. As a result of the consummation of the sale of the Preferred Stock, the Voting Agreements terminated in accordance with their terms.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.


Item 5 is hereby amended as follows:

(a)  See Cover Page Items 7 through 11 for each of the Reporting Persons.

(e) Following the termination of the Voting Agreements on August 31, 1999, the O'Neal Trust, Mr. Huizenga, HILP and HII ceased to be beneficial owners of more than five percent of the Common Stock, and are, therefore, no longer subject to the filing requirements of Section 13(d) of the Exchange Act.

ITEM 7.          MATERIALS TO BE FILED AS EXHIBITS.

                 Exhibit 1  Joint Filing Agreement, dated September 23, 1999, by and among the Reporting Persons.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Kirk Holdings Limited Partnership


                                   By: Kirk Holdings, Inc., as general
                                       partner


                                   By: /s/ James L. Kirk
                                       -----------------------------------------
                                       James L. Kirk
                                       President, Treasurer and Secretary

Dated:  September 23, 1999

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Kirk Holdings, Inc.



                                   By: /s/ James L. Kirk
                                       ----------------------------------------
                                       James L. Kirk
                                       President, Treasurer and Secretary


Dated:  September 23, 1999

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   /s/ James L. Kirk
                                   ---------------------------------------------
                                   James L. Kirk

Dated: September 23, 1999

                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




                                       H. Family Investments, Inc.

                                       By: /s/ H. Wayne Huizenga, Jr.
                                           ------------------------------------
                                           H. Wayne Huizenga, Jr.
                                           President and Sole Director


September 23, 1999

                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




                                           /s/ H. Wayne Huizenga, Jr.
                                           ------------------------------------
                                           H. Wayne Huizenga, Jr.

September 23, 1999

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Huizenga Investments Limited Partnership


                                   By: Huizenga Investments, Inc., as general
                                       partner


                                   By: /s/ Cris V. Branden
                                       -----------------------------------------
                                       Cris V. Branden
                                       Treasurer


September 23, 1999

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Huizenga Investments, Inc.



                                             By: /s/ Cris V. Branden
                                                 -------------------------------
                                                 Cris V. Branden
                                                 Treasurer



September 23, 1999

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   /s/ H. Wayne Huizenga
                                   ---------------------------------------------
                                   H. Wayne Huizenga



September 23, 1999